EXHIBIT 21

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation

Gulfport Shipping Limited	Bahamas
International Consulting and Management Limited	St. Vincent & the Grenadines
Kaplan Shipping Co. Limited	Bahamas
Kokomo Shipping Limited	Bahamas
MC Chantilly Limited	Bahamas
MC Cormorant Shipping Limited	Bahamas
MC Eid Shipping Limited	Bahamas
MC Egret Shipping Limited	Bahamas
MC Heron Shipping Limited	Bahamas
MC Ibis Shipping Limited	Bahamas
MC Kite Shipping Limited	Bahamas
MC Link Shipping Limited	St. Vincent & the Grenadines
MC Pelerin Shipping Limited	Bahamas
MC Petrel Shipping limited	Bahamas
MC Shipping S.A.M.	Monaco
MC Shrike Shipping Limited	Bahamas
MC Tercel Shipping Limited	Bahamas
Sphinx Limited	St. Vincent & the Grenadines
Urbana Shipping Limited	Bahamas